1 Contact: Dave Snyder Constellation Communications 667-218-7700 david.snyder@constellation.com FOR IMMEDIATE RELEASE CONSTELLATION ANNOUNCES CHANGES TO BOARD OF DIRECTORS Oppenheimer and Paterson bring financial, operational expertise and tech insights as Brlas retires with legacy of successful leadership BALTIMORE (Dec. 13, 2024) — Constellation (Nasdaq: CEG), the nation’s largest producer of reliable, emissions-free energy, announced today the appointment of Peter Oppenheimer and Eileen Paterson to the Constellation board of directors, while Laurie Brlas, a long-time independent director, will retire from the company’s board effective Dec. 31. Oppenheimer and Paterson will join the board effective December 16, 2024. “Peter and Eileen bring a combination of strong financial acuity, operational experience and business leadership expertise that will help guide Constellation through this exciting period of growth and innovation,” said Robert J. Lawless, chairman, Constellation. “We are also deeply grateful to Laurie for her many years of service to the board, including her strategic and financial insight and guidance, which were instrumental in Constellation’s performance since its successful spinoff in 2022. Constellation’s board and management team greatly appreciate and value her many contributions, professionalism and expertise.” Oppenheimer has served on the board of directors at Goldman Sachs since 2014 and chairs its Audit Committee. He also is the chairman of the Goldman Sachs Bank USA subsidiary board. He previously served as the chief financial officer of Apple from 2004 to 2014. During his leadership at Apple, the company experienced significant growth and profitability while also launching some of the most groundbreaking technology products in recent history, including the iPhone and iPad. Prior to his role at Apple, Oppenheimer was the divisional chief financial officer at ADP, the payment processing company, and a consultant for Coopers & Lybrand, which later became PricewaterhouseCoopers.

2 Former CEO of aerospace and defense manufacturer Aerojet Rocketdyne, Paterson serves on the board of the integrated downstream energy company Marathon Petroleum Corporation, where she is on the Sustainability and Public Policy Committee and Compensation and Organization Development Committee. She also serves on the board of the manufacturer, and service provider of control systems and control system components Woodward, Inc, where she serves as the chair of the Nominating and Governance Committee and is a member of the Human Capital and Compensation Committee. Prior to Aerojet Rocketdyne, Paterson served as president of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business within United Technologies Corporation. She also held leadership roles at Ford Motor Company and Visteon Corporation. Paterson is a U.S. Army veteran and served as an active‐duty U.S. Army aviator. Brlas has brought valuable financial and leadership experience, along with a diverse perspective, to Constellation’s board through her 16 years of experience as a chief financial officer at global, capital-intensive companies. She also chaired Constellation’s Audit & Risk Committee since its inception helping to establish governance as well as oversight of financial performance and emerging risk. For more information on Constellation’s board of directors, please visit constellationenergy.com. # # #